Filed pursuant to Rule 433

Registration No. 333-277032

Issuer Free Writing Prospectus dated September 3, 2024

Relating to Preliminary Prospectus Supplement dated September 3, 2024

Mastercard Incorporated

$750,000,000 4.100% Notes due 2028

$1,150,000,000 4.350% Notes due 2032

$1,100,000,000 4.550% Notes due 2035

Pricing Term Sheet

September 3, 2024

The information in this pricing term sheet supplements Mastercard Incorporated’s preliminary prospectus supplement, dated September 3, 2024 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Mastercard Incorporated

Security Title:	4.100% Notes due 2028	4.350% Notes due 2032	4.550% Notes due 2035

Offering Format:	SEC Registered	SEC Registered	SEC Registered

Size:	$750,000,000	$1,150,000,000	$1,100,000,000

Maturity Date:	January 15, 2028	January 15, 2032	January 15, 2035

Coupon:	4.100%	4.350%	4.550%

Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, commencing January 15, 2025	Semi-annually on January 15 and July 15 of each year, commencing January 15, 2025	Semi-annually on January 15 and July 15 of each year, commencing January 15, 2025

Price to Public:	99.945% of the principal amount	99.880% of the principal amount	99.776% of the principal amount

Benchmark Treasury:	UST 3.750% due August 15, 2027	UST 3.750% due August, 31, 2031	UST 3.875% due August, 15, 2034

Benchmark Treasury Price and Yield:	100-00; 3.749%	100-00; 3.750%	100-04+; 3.858%

Spread to Benchmark Treasury:	+37 basis points	+62 basis points	+72 basis points

Reoffer Yield:	4.119%	4.370%	4.578%

Optional Redemption:

Make-Whole Call:	+10 basis points prior to December 15, 2027	+10 basis points prior to November 15, 2031	+15 basis points prior to October 15, 2034

Par Call:	On or prior to, December 15, 2027 (1 month prior to the maturity date of the Notes)	On or prior to November 15, 2031 (2 months prior to the maturity date of the Notes)	On or prior to October 15, 2034 (3 months prior to the maturity date of the Notes)

CUSIP / ISIN:	57636Q BA1/ US57636QBA13	57636Q BB9/ US57636QBB95	57636Q BC7/ US57636QBC78

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	September 3, 2024

Expected Settlement Date:	September 5, 2024 (T+2*)

Joint Book-Running Managers:	BofA Securities, Inc. Barclays Capital Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC

U.S. Bancorp Investments, Inc. MUFG Securities Americas Inc. PNC Capital Markets LLC SG Americas Securities, LLC NatWest Markets Securities Inc. Commerz Markets LLC

Senior Co-Managers:	Loop Capital Markets LLC ICBC Standard Bank Plc Standard Chartered Bank Citizens JMP Securities, LLC

Co-Managers:	CastleOak Securities, L.P. Cabrera Capital Markets LLC Mischler Financial Group, Inc. C.L. King & Associates, Inc.

The issuer has filed a registration statement including a prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling (i) BofA Securities, Inc. at 1-800-294-1322, (ii) Barclays Capital Inc. at 1-888-603-5847, (iii) Credit Agricole Securities (USA) Inc. at 1-866-807-6030, (iv) J.P. Morgan Securities LLC at 1-212-834-4533, (v) Mizuho Securities USA LLC at 1-866-271-7403 and (vi) Wells Fargo Securities, LLC at 1-800-645-3751.

* It is expected that delivery of the Notes will be made against payment therefor on or about September 5, 2024, which will be the second business day following the date hereof (this settlement cycle referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to September 5, 2024, will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to make such trades should consult their own advisor.

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